UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

ARROW INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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The following memo was sent to the employees of Arrow International, Inc. on July 23, 2007:
July 23, 2007
Dear Arrow Employees:
We are very pleased to share with you some important and exciting news about Arrow International that we announced this morning.
Arrow has signed a definitive agreement to be purchased by Teleflex Incorporated, a leading provider of specialty-engineered products for the medical and other specialized markets for approximately $2 billion.
This transaction and its significant value reflect the strong confidence Teleflex has in Arrow’s products, businesses, and people, and what it sees as our excellent long-term potential. It completes the strategic review process undertaken by our Board of Directors, which unanimously concluded that this transaction with Teleflex is in the best interests of Arrow and its stakeholders.
Upon completion of the transaction, which we expect will occur by the fourth calendar quarter of 2007, Arrow is expected to become part of Teleflex Medical, which you may know by its quality brand names, including healthcare supplies under the HudsonRCI and Rusch brands, and surgical instruments and medical devices under the Beere, Deknatel, KMedic, Pilling, SMD, Taut, and Weck brands.
We believe Teleflex is an excellent fit for Arrow and will enhance our ability to support our health provider customers around the world. Teleflex is a New York Stock Exchange listed company with 2006 annual revenue of $2.5 billion and more than 19,000 employees worldwide. Our product lines complement one another very well. Like Arrow, Teleflex is a global company based in Pennsylvania, committed to providing innovative solutions for customers, a rewarding career environment and involvement in our communities.
Arrow will also continue to be there for our customers. At the same time, as part of Teleflex, we can be an even better partner by capitalizing on our complementary strengths, greater resources and enhanced ability to continue our tradition of innovating and distributing new products to our physician and hospital customers around the world.
Until the transaction closes, however, we will continue to operate as separate companies and you should continue to focus on your responsibilities just as before.
We will be providing materials for those of you who will be communicating the news to our customers, vendors, and business partners.
We encourage you to attend the meetings and participate on the conference calls we will be holding over the next couple of days to discuss this news. Jeff Black, Chairman and CEO of Teleflex and Ernest Waaser, President of Teleflex Medical, will be visiting many of our sites in the coming days.

Finally, should you receive inquiries from shareholders or the media, please forward them to Fred Hirt, as he is the authorized individual who will be coordinating all external communications.
Thank you for your hard work, enthusiasm, and support over the years to establish the outstanding reputation of Arrow and its high quality, innovative products. You have contributed greatly to our company’s strength and success.
Best regards,

Phil Fleck	R. James Macaleer
Interim President and CEO	Non-Executive Chairman of the Board
Additional Information
In connection with the proposed transaction and its 2007 annual meeting of shareholders, Arrow intends to file a proxy statement with the Securities and Exchange Commission. Arrow shareholders are strongly advised to read the proxy statement and the accompanying proxy card when they become available, as they will contain important information. Shareholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by Arrow with the SEC for free at the internet website maintained by the SEC at www.sec.gov. Shareholders will be able to obtain free copies of the proxy statement (when available) as well as other filed documents containing information about Teleflex and Arrow, without charge, at the SEC’s web site (http://www.sec.gov). Free copies of Teleflex’s SEC filings are also available on Teleflex’s website (www.teleflex.com) and free copies of Arrow’s SEC filings are also available on Arrow’s website (www.arrowintl.com), or by writing to Arrow International, Inc., 2400 Bernville Road, Reading, Pennsylvania 19605. For a list of participants involved in the proxy solicitation and a description of their direct or indirect interests, please see the 14a-12 Soliciting Materials filed by the Company on May 9, 2007.
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Forms of the following letter were first sent to customers of Arrow International, Inc. on July 23, 2007:
FORM OF ARROW INTERNATIONAL, INC. CUSTOMER LETTER
Dear [Customer]:
I am very pleased to share with you some important news about Arrow International.
Arrow has signed an agreement to be purchased by Teleflex Incorporated, a leading provider of specialty engineered products for the medical and other specialized markets. Its products include disposable medical products, surgical instruments and medical devices, as well as certain commercial and aerospace applications. Teleflex is New York Stock Exchange listed and has more than 19,000 employees worldwide committed to providing innovative solutions for customers.
Teleflex is an excellent fit for Arrow. Our product lines complement one another very well. Upon completion of the transaction, which we expect will occur by the fourth calendar quarter of 2007, Arrow will become part of the Teleflex Medical division. We believe this will enhance our ability to support our health provider customers around the world.
You may know Teleflex Medical by its quality brand names, including healthcare supplies under the HudsonRCI and Rusch brands, and surgical instruments and medical devices under the Beere, Deknatel, KMedic, Pilling, SMD, Taut and Weck brands.
As part of Teleflex, Arrow will continue to meet your needs. We will continue to provide our current line of high quality [cardiac assist/catheter/other example depending on business line using this letter] products. At the same time, together, we believe we can be an even better partner to you and our other customers as we focus on capitalizing on our complementary strengths and enhancing our ability to continue our tradition of innovating and distributing new products to our physician and hospital customers around the world.
The attached press release contains more information about this transaction, which we believe will help build the value of our relationship with you for many years to come. If you have any additional questions, please call your regular contact at Arrow.
Until the transaction closes, Arrow will continue to sell and service only Arrow offerings. Both companies will continue to pursue their respective business activities as separate companies. You should continue to contact your sales representative for all issues or call customer service at 1-800-523-8446.
We appreciate your continued business, interest and support.
[signature/title]

Additional Information
In connection with the proposed transaction and its 2007 annual meeting of shareholders, Arrow intends to file a proxy statement with the Securities and Exchange Commission. Arrow shareholders are strongly advised to read the proxy statement and the accompanying proxy card when they become available, as they will contain important information. Shareholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by Arrow with the SEC for free at the internet website maintained by the SEC at www.sec.gov. Shareholders will be able to obtain free copies of the proxy statement (when available) as well as other filed documents containing information about Teleflex and Arrow, without charge, at the SEC’s web site (http://www.sec.gov). Free copies of Teleflex’s SEC filings are also available on Teleflex’s website (www.teleflex.com) and free copies of Arrow’s SEC filings are also available on Arrow’s website (www.arrowintl.com), or by writing to Arrow International, Inc., 2400 Bernville Road, Reading, Pennsylvania 19605. For a list of participants involved in the proxy solicitation and a description of their direct or indirect interests, please see the 14a-12 Soliciting Materials filed by the Company on May 9, 2007.